Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

American Renal Associates Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 18, 2010, under the name “C. P. Atlas Holdings, Inc.”

2. The original Certificate of Incorporation was (i) amended and restated on May 5, 2011, (ii) corrected on May 26, 2011, (iii) amended on February 24, 2011, and (iv) amended on March 8, 2011 (such original Certificate of Incorporation, amendments and correction hereinafter referred to as the “Certificate of Incorporation”).

2. The Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware by the directors of the Corporation and does not further amend the Certificate of Incorporation.

3. The Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on this 9th day of November, 2011.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By:	/s/ Michael R. Costa
Name: Its:	Michael R. Costa Vice President, General Counsel and Secretary

EXHIBIT A

RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

FIRST: The name of the Corporation is American Renal Associates Holdings, Inc.

SECOND: The registered office and registered agent of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 12,000,000 shares, which shall be divided into two classes as follows:

1.	11,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”); and

2.	1,000,000 shares of Preferred Stock, par value $0,01 per share (the “Preferred Stock”).

The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers, including voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with this Restated Certificate of Incorporation or any amendment hereto, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

FIFTH: The Board of Directors of the Corporation, acting by majority vote, may adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Except as otherwise provided by the DOCL as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH: Except as otherwise agreed in writing between such director and the Corporation, or as provided below, to the fullest extent permitted by law, except as may be otherwise agreed in writing between such director and the Corporation, (i) no director of the Corporation shall have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (A) engaging in the same or similar activities or lines of business as the Corporation or any of its subsidiaries or (B) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries, including, in the cases of clauses (A) or (B), any such matters as may be Corporate Opportunities (as defined below); and (ii) no officer, director or employee thereof shall be deemed to have breached any duty (fiduciary or otherwise), if any, to the Corporation or any of its subsidiaries or stockholders solely by reason of any director of the Corporation engaging in any such activity or entering into such transactions, including any Corporate Opportunities. “Corporate Opportunity” means any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest.

Without limiting the foregoing, the Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any Corporate Opportunity, and in the event that any director of the Corporation acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such director shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Corporate Opportunity to the Corporation or any of its subsidiaries or to any other director of the Corporation and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary duty as a director or officer of the Corporation or any of its subsidiaries solely by reason of the fact that any director of the Corporation acquires or seeks such Corporate Opportunity for itself, directs such Corporate Opportunity to another individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or any department or agency or political subdivision thereof, or otherwise does not communicate information regarding such Corporate Opportunity to the Corporation or its subsidiaries, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such business opportunity constituted a Corporate Opportunity that should have been presented to the Corporation or its subsidiaries; provided that if an opportunity is expressly communicated to a director of the Corporation in his or her capacity as a director as an opportunity intended exclusively for the Corporation or its subsidiaries (hereinafter called an “Identified Corporate Opportunity”), such Identified Corporate Opportunity shall belong to the Corporation and its subsidiaries and, unless the Corporation notifies its directors and/or stockholders that neither the Corporation nor any of its subsidiaries intend to pursue such Identified Corporate Opportunity, no director of the Corporation may pursue such Identified Corporate Opportunity.